UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No. 4)*

AT HOME GROUP INC.
(Name of Issuer)
Common Stock, par value $0.01 per share
(Title of Class of Securities)
04650Y 100
(CUSIP Number)
November 10, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors 2006 Fund L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
GRD Holding LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
GRD Holding GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
GRD Holding-A LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
GRD Holding-A LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
GRD Holding AEA LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors 2006 Participant Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors 2006 QP Participant Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors 2006 Fund II L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors 2006 PF LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Investors Partners 2006 L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
AEA Management (Cayman) Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
John L. Garcia

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

CUSIP No. 04650Y100	13G/A

1	NAMES OF REPORTING PERSONS
Brian R. Hoesterey

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
0 (1)

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
0 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☒

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% (2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)	See Item 4 below.
(2)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

Item 1 (a).  Name of Issuer:

At Home Group Inc.

Item 1 (b).  Address of Issuer’s Principal Executive Offices:

1600 East Plano Parkway, Plano, Texas 75074, USA

Item 2 (a).  Name of Person Filing:

This Schedule 13G/A is being filed on behalf of the following persons (collectively, the “Reporting Persons”):*

(i)	AEA Investors Partners 2006 L.P.;
(ii)	AEA Investors LP;
(iii)	GRD Holding LP;
(iv)	GRD Holding GP LLC;
(v)	GRD Holding-A LP;
(vi)	GRD Holding-A LLC;
(vii)	GRD Holding AEA LLC;
(viii)	AEA Investors 2006 Participant Fund LP;
(ix)	AEA Investors 2006 QP Participant Fund LP;
(x)	AEA Investors 2006 Fund L.P.;
(xi)	AEA Investors 2006 Fund II L.P.;
(xii)	AEA Investors 2006 PF LLC;
(xiii)	AEA Management LLC;
(xiv)	AEA Management (Cayman) Ltd.;
(xv)	Dr. John L. Garcia; and
(xvi)	Mr. Brian R. Hoesterey.

The Reporting Persons entered into a joint filing agreement, dated as of February 14, 2020, a copy of which was filed as Exhibit 99.1 to the Schedule 13G/A filed by the Reporting Persons on February 14, 2020, pursuant to which such Reporting Persons have agreed to file this statement jointly in accordance with the provisions of 13d-1(k)(1) under the Act.
*Neither the present filing nor anything contained herein shall be construed as an admission that two or more Reporting Persons constitute a “person” for any purposes other than Section 13(d) of the Act.

Item 2 (b).  Address of Principal Business Office or, if none, Residence:

The address for each of:

AEA Investors 2006 Fund L.P.
AEA Investors 2006 Fund II L.P.
AEA Investors Partners 2006 L.P.
AEA Management (Cayman) Ltd.

is P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

The address for each of:

AEA Investors LP
GRD Holding LP
GRD Holding GP LLC
GRD Holding-A LP
GRD Holding-A LLC
GRD Holding AEA LLC
AEA Investors 2006 Participant Fund LP
AEA Investors 2006 QP Participant Fund LP
AEA Investors 2006 PF LLC
AEA Management LLC
Dr. John L. Garcia
Mr. Brian R. Hoesterey

is c/o AEA Investors LP, 666 Fifth Avenue, 36th Floor, New York, NY 10103, USA.

Item 2 (c).  Citizenship:

Citizenship is set forth in Row 4 of the cover page for each of the Reporting Persons and is incorporated herein by reference for each of the Reporting Persons.
Item 2 (d).  Title of Class of Securities:

Common Stock, par value $0.01 per share.

Item 2 (e).  CUSIP Number:

04650Y100

Item 3.

Not applicable as this Schedule 13G/A is filed pursuant to Rule 13d-1(d) under the Act.

Item 4.       Ownership:

The information required by Items 4(a)-4(c) is set forth in Rows 5-11 of the cover page for each of the Reporting Persons and is incorporated herein by reference for each of the Reporting Persons. As of November 10, 2020, each of the Reporting Persons beneficially owned the number and percentage of issued and outstanding shares of common stock of At Home Group Inc. (the “Issuer”) listed opposite its or his name:

Reporting Person	Number of Shares Beneficially Owned	Percent of Class(a)

AEA Investors 2006 Fund L.P.	0(b)	0%
GRD Holding LP	0(c)	0%
AEA Investors LP	0(c)(d)	0%
GRD Holding GP LLC	0(c)	0%
GRD Holding-A LP	0(d)	0%
GRD Holding-A LLC	0(d)	0%
GRD Holding AEA LLC	0(b)	0%
AEA Investors 2006 Participant Fund LP	0(b)	0%
AEA Investors 2006 QP Participant Fund LP	0(b)	0%
AEA Investors 2006 Fund II L.P.	0(b)	0%
AEA Investors 2006 PF LLC	0(b)	0%
AEA Management LLC	0(b)	0%
AEA Investors Partners 2006 L.P.	0(b)	0%
AEA Management (Cayman) Ltd.	0(b)	0%
John L. Garcia	0(e)	0%
Brian R. Hoesterey	0(e)	0%

(a)	Based on 64,270,438 shares of common stock outstanding as of August 31, 2020, as reported in the Issuer’s most recently filed Quarterly Report on Form 10-Q.

(b)
GRD Holding AEA LLC, which is no longer the holder of record of any shares of common stock, is a limited liability company whose members are AEA Investors 2006 Participant Fund LP, AEA Investors 2006 QP Participant Fund LP, AEA Investors 2006 Fund L.P. and AEA Investors 2006 Fund II L.P. The general partner of each of AEA Investors 2006 Participant Fund LP and AEA Investors 2006 QP Participant Fund LP is AEA Investors 2006 PF LLC, whose sole member is AEA Management LLC. The general partner of each of AEA Investors 2006 Fund L.P. and AEA Investors 2006 Fund II L.P. is AEA Investors Partners 2006 L.P., whose general partner is AEA Management (Cayman) Ltd. Each of AEA Investors 2006 Participant Fund LP, AEA Investors 2006 QP Participant Fund LP, AEA Investors 2006 Fund L.P., AEA Investors 2006 Fund II L.P., AEA Investors 2006 PF LLC, AEA Management LLC, AEA Investors Partners 2006 L.P. and AEA Management (Cayman) Ltd. may have been deemed to share beneficial ownership of the shares of the Issuer’s common stock that had been held of record by GRD Holding AEA LLC, but each disclaimed beneficial ownership of such shares, as well as of the shares that had been held of record by GRD Holding LP and GRD Holding-A LP.

(c)
GRD Holding LP, which is no longer the holder of record of any shares of common stock, is a limited partnership whose general partner is GRD Holding GP LLC, whose sole member is AEA Investors LP. Each of GRD Holding GP LLC and AEA Investors LP may have been deemed to share beneficial ownership of the shares of the Issuer’s common stock that had been held of record by GRD Holding LP, but each disclaimed beneficial ownership of such shares, as well as of the shares that had been held of record by GRD Holding-A LP and GRD Holding AEA LLC.

(d)
GRD Holding-A LP, which is no longer the holder of record of any shares of common stock, is a limited partnership whose general partner is GRD Holding-A LLC, whose sole member is AEA Investors LP. Each of GRD Holding-A LLC and AEA Investors LP may have been deemed to share beneficial ownership of the shares of the Issuer’s common stock that had been held of record by GRD Holding-A LP, but each disclaimed beneficial ownership of such shares, as well as of the shares that had been held of record by GRD Holding LP and GRD Holding AEA LLC.

(e)
Dr. John L. Garcia is the Chairman of AEA Investors LP and the sole stockholder and director of AEA Management (Cayman) Ltd. Mr. Brian R. Hoesterey is the Chief Executive Officer of AEA Investors LP. Each of Dr. Garcia and Mr. Hoesterey may have been deemed to share beneficial ownership of the shares of the Issuer’s common stock that had been held of record by GRD Holding LP, GRD Holding-A LP and GRD Holding AEA LLC, but each of Dr. Garcia and Mr. Hoesterey disclaimed beneficial ownership of such shares.

Item 5.       Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].

On November 5, 2020, GRD Holding LP, GRD Holding-A LP and GRD Holding AEA LLC (the “AEA Funds”) sold 8,046,154, 773,427 and 1,716,923 shares of common stock of the Issuer, respectively, which sale settled on November 10, 2020. As a result of such sale, each of the Reporting Persons ceased to beneficially own any shares of common stock of the Issuer. Consequently, this Amendment No. 4 constitutes an exit filing with respect to each of the Reporting Persons.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.       Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.       Identification and Classification of Members of the Group:

Not applicable.

Item 9.       Notice of Dissolution of Group:

Each of the AEA Funds was a party to a Second Amended and Restated Stockholders’ Agreement, dated as of July 22, 2016 (the “Stockholders Agreement”), among the Issuer and SPH GRD Holdings and certain of its affiliates (the “Starr Entities”). The AEA Funds and certain of the Starr Entities also agreed to coordinate certain private sales. By virtue of such agreements, the AEA Funds previously may have been deemed to be members of a “group” with certain of the Starr Entities within the meaning of Section 13(d)(3) of the Act.
According to the Schedule 13G/A with respect to the Issuer, filed with the Securities and Exchange Commission on July 31, 2020 by the Starr Entities and certain of their affiliates, as of June 30, 2020, the Starr Entities no longer beneficially own any shares of common stock of the Issuer. Accordingly, as of such date, the AEA Funds were no longer bound by any agreements with any of the Starr Entities relating to the common stock of the Issuer. As a result of the Reporting Persons and the Starr Entities ceasing to beneficially own any shares of the Issuer’s common stock, the AEA Funds should no longer be deemed to be members of a “group” with any of the Starr Entities within the meaning of Section 13(d)(3) of the Act.
Item 10.       Certification:

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 12, 2020

AEA INVESTORS 2006 FUND L.P.

By:	AEA Investors Partners 2006 L.P., its general partner

By:	AEA Management (Cayman) Ltd., its general partner

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President

AEA INVESTORS LP

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President

GRD HOLDING GP LLC

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President

GRD HOLDING-A LLC

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President and Secretary

GRD HOLDING-A LP

By:	GRD Holding-A LLC, its general partner

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President and Secretary

GRD HOLDING LP

By:	GRD Holding GP LLC, its general partner

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President

GRD HOLDING AEA LLC

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President

AEA INVESTORS 2006 PARTICIPANT FUND LP

By:	AEA Investors 2006 PF LLC, its general partner

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President

AEA INVESTORS 2006 QP PARTICIPANT FUND LP

By:	AEA Investors 2006 PF LLC, its general partner

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President

AEA INVESTORS 2006 FUND II L.P.

By:	AEA Investors Partners 2006 L.P., its general partner

By:	AEA Management (Cayman) Ltd., its general partner

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President

AEA INVESTORS 2006 PF LLC

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President

AEA MANAGEMENT LLC

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President and Secretary

AEA INVESTORS PARTNERS 2006 L.P.

By:	AEA Management (Cayman) Ltd., its general partner

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President

AEA MANAGEMENT (CAYMAN) LTD.

By:	/s/ Barbara L. Burns
	Name:	Barbara L. Burns
	Title:	Vice President

JOHN L. GARCIA

By:	/s/ Barbara L. Burns, attorney-in-fact
	Name:	John L. Garcia

BRIAN R. HOESTEREY

By:	/s/ Barbara L. Burns, attorney-in-fact
	Name:	Brian R. Hoesterey

INDEX TO EXHIBITS

Exhibit No.	Exhibit
99.1	Joint Filing Agreement (Incorporated by reference to Exhibit 99.1 to the Schedule 13G/A filed by the Reporting Persons on February 14, 2020 (File No. 005-89876))
99.2	Power of Attorney (incorporated by reference to Exhibit 99.2 to the Schedule 13G filed by the Reporting Persons on February 14, 2017 (File No. 005-89876))
99.3	Power of Attorney of Brian R. Hoesterey (incorporated by reference to Exhibit 99.3 to the Schedule 13G/A filed by the Reporting Persons on February 14, 2020 (File No. 005-89876))